Exhibit 8.1

To: Cine Top Culture Holdings Limited	August 3, 2022

Suite 401, No. 381, Panyu Avenue North

Nancun County, Panyu District

Guangzhou City, China 511442

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Cine Top Culture Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands solely in connection with the offering and the sales (the “Offering”) of a certain number of the Company’s ordinary shares, par value $0.0001 (the “Ordinary Shares”) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

As used in this opinion, the following terms are defined as follows.

(a) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

(b) “Governmental Authorizations” means all approvals, consents, waivers, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(c) “PRC Subsidiaries” means the subsidiaries of the Company incorporated in the PRC as listed in Appendix A hereto;

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(d) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(e) “PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(f) “PRC Laws” mean all applicable laws, regulations, rules, orders, decrees and the supreme court judicial interpretations of the PRC in effect on the date of this opinion;

(g) “SAFE” means State Administration for Foreign Exchange;

(h) “SAFE Rules and Regulations” mean any and all foreign exchange laws of the PRC including without limitation the Circular of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Administration of Investments and Financings and Return Investments by Onshore Residents Utilizing Offshore Special Purpose Companies issued by SAFE on July 4, 2014 (the “Circular 37”);

(i) “Registration Statement” means the Form F-1 registration statement under the United States Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “SEC”) for registration of the offer and sale of the Company’s Class A Ordinary Shares; and

(j) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

For the purpose of giving this opinion, we have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities, such as Companies Registry (definitions set below), or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company (collectively, the “Documents”) as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

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A company search conducted in the Companies Registry of the PRC (the “Companies Registry”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(a)	the genuineness of all the signatures, seals and chops;
(b)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;
(c)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;
(d)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;
(e)	that all information (including factual statements) provided to us by the Company, the PRC Subsidiaries in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;
(f)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;
(g)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;
(h)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;
(i)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws;
(j)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and
(k)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

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I. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	Based on our understanding of the current PRC Laws, each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company and enterprise legal person status under the PRC Laws, with legal person status and limited liability under the PRC Laws, and the respective business license is in full force and effect under the PRC Laws. The ownership structures of the PRC Subsidiaries are in compliance, and immediately after this Offering will comply, with applicable PRC Laws. The descriptions of the corporate structure of the PRC Subsidiaries are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.
(2)	The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any currently effective definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required under the M&A Rules for the Offering and listing and trading of the Ordinary Shares on the NASDAQ Capital Market, because, among other things, (i) the CSRC currently has not issued any currently effective definitive rule or interpretation concerning whether offerings such as the Offering are subject to the M&A Rules; and (ii) Guangzhou Chunghei Culture Co., Ltd. was a then existing foreign-invested entity and not a domestic company as defined by M&A Rules before being acquired by Hong Kong Cine Top Holdings Limited. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

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(3)	Unless otherwise disclosed in the Registration Statement, if any, each of the PRC Subsidiaries and the principal shareholders hold shares in the PRC Subsidiaries have completed all relevant registration, reporting, filing and other procedures required in all material aspect under applicable SAFE Rules and Regulations. However, in the event any of these shareholders or beneficial owners are deemed not have complied with the SAFE Rules and Regulations in the future, they may be warned and/or fine a sum not excessing RMB50,000 per each. Unless otherwise disclosed in the Registration Statement, as of the date of this opinion, current beneficial owners who are PRC residents of the Company have completed the initial registrations with the local SAFE branch or qualified banks as required by the Circular 37.
(4)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.
(5)	The statements set forth in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.
(6)	To the best of our knowledge after due and reasonable inquiry, the statements in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Corporate History and Structure,” “Use of Proceeds,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation”, “Taxation,” and “Legal Matters”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission which will cause such statements misleading in any material respect.

II. Qualifications

This opinion is further subject to the following qualifications:

(a) we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

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(b) This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(c) This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(d) This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ AllBright Law Offices
AllBright Law Offices

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Appendix A

List of PRC Subsidiaries

1.	Guangzhou Chunghei Culture Co., Ltd.
2.	Guangzhou Star Dream Cinema City Co. Ltd.
3.	Zhongshan Xiaolan Branch of Guangzhou Star Dream Cinema City Co. Ltd.*
4.	Sanya Yalong Bay Branch of Guangzhou Star Dream Cinema City Co. Ltd.*
5.	Baiyun Shangcheng Branch of Guangzhou Star Dream Cinema City Co. Ltd.*

*non-legal entities in China but branch offices of Guangzhou Star Dream Cinema City Co. Ltd.

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